UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2004

PINNACLE WEST CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Arizona	1-8962	86-0512431

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

400 North Fifth Street, P.O. Box 53999, Phoenix, Arizona	85072-3999

(Address of Principal Executive Offices)	(Zip Code)

(602) 250-1000

(Registrant’s telephone number, including area code)

NONE

(Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 19, 2004, Pinnacle West Capital Corporation (“Pinnacle West”) entered into an unsecured revolving credit facility with JPMorgan Chase Bank, as Administrative Agent, and the lender parties thereto, allowing Pinnacle West to borrow, repay and reborrow, from time to time, up to $300 million prior to October 19, 2007. The facility replaces Pinnacle West’s prior $150 million revolver with Bank One, N.A., as Administrative Agent, which would have expired on December 15, 2004, and its prior $125 million revolver with JPMorgan Chase Bank, as Administrative Agent, which would have expired on November 30, 2004. Pinnacle West will use the facility for general corporate purposes, including commercial paper back-up. Up to $100 million of the facility can be used for letters of credit. Five letters of credit totaling approximately $13.2 million issued under the prior $125 million revolver were rolled-over into the facility.

Pinnacle West must repay borrowings under the facility by October 19, 2007 unless accelerated as described below. Pinnacle West must pay interest and fees from time to time based on Pinnacle West’s then-current senior unsecured debt credit ratings.

Borrowings under the facility are conditioned on Pinnacle West’s ability to make certain representations, including that there has been no material adverse change since December 31, 2003, except that when a borrowing is to be used to repay maturing commercial paper, representations concerning no material adverse change, litigation, and environmental matters do not apply.

The facility includes customary covenants, including requirements that:

•	Pinnacle West maintain:

•	ownership of a specified percentage of the outstanding capital stock of Arizona Public Service Company (“APS”) and of Pinnacle West Energy Corporation, for so long as Pinnacle West Energy is a material subsidiary;

•	a maximum consolidated debt-to-consolidated capitalization ratio; and

•	a minimum interest coverage ratio of Pinnacle West and its consolidated subsidiaries; and

•	Pinnacle West not allow liens on the capital stock of any material subsidiary or debt of any material subsidiary owed to Pinnacle West unless the lenders under the facility are also granted an equivalent lien on the stock or debt.

The facility includes customary events of default, including a cross default provision and a change of control provision. If an event of default occurs, lenders holding a specified percentage of the commitments, or the administrative agent with such lenders’ consent, may terminate the obligations of the lenders to make loans under the facility and the obligations of the issuing banks to issue letters of credit, and/or may declare the obligations outstanding under the facility to be due and payable. Such termination and acceleration will occur automatically in the event of an insolvency or bankruptcy default.

Pinnacle West and its affiliates maintain normal banking and other relationships with the agents and other lenders in the facility.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION (Registrant)
Dated: October 25, 2004	By:	/s/ Barbara M. Gomez
Barbara M. Gomez
Vice President and Treasurer

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